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                                  EXHIBIT 99.1

                        PRESS RELEASE DATED MARCH 7, 2002






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GASCO
ENERGY




NEWS RELEASE
FOR IMMEDIATE RELEASE

        GASCO UPGRADES ACREAGE POSITION IN PROPERTY EXCHANGE WITH EL PASO


DENVER - March 7, 2002 (PR Newswire) - Gasco Energy, Inc. (OTC BB: GASE) today announced that it has successfully completed a strategic exchange of certain properties located in Utah's Uinta Basin with El Paso Corporation. In the transaction, Gasco receives approximately 2571 net acres located in its Uinta Basin Riverbend Project in exchange for the contractural right to earn Wasatch rights on approximately 10,850 gross Uinta Basin acres (2,713 net acres). Gasco now substantially increases its working interest, essentially making the deal a one-for-one exchange on a net-acreage basis. The acreage Gasco receives contains four well bores, two of which are producing, and three of which have recompletion opportunities.

Mike Decker, Gasco's Executive Vice President and Chief Operating Officer, said, "This strategic asset swap facilitates our continued efforts to consolidate and upgrade our acreage position. The transaction nets Gasco a 100% working interest in the Wasatch, Mesaverde, Mancos and deeper formations, a significant improvement from our original contractural right to earn a 25% working interest in the Wasatch. Additionally, Gasco acquires numerous potential drilling locations (100% WI), complemented by recompletion opportunities that may yield near-term cash flow."

The Uinta Basin is known to hold a significant amount of recoverable natural gas resources and has recently seen a substantial increase in drilling and production activity. More than 99 Mesaverde wells have been drilled and completed in and around Gasco's Riverbend holdings in the Uinta Basin during the past two years, with only one dry hole.

About Gasco Energy
Gasco Energy is a Denver-based natural gas and oil exploitation and development company that focuses on natural gas-rich prospects in the Rocky Mountain area of the United States. The Company currently holds interests in more than 140,000 gross acres in Utah and has two Areas of Mutual Interest agreements covering nearly 330,000 acres in Wyoming's Greater Green River Basin. Go to WWW.GASCOENERGY.COM to learn more about Gasco Energy, Inc.

Forward-looking statements
Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and






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GASCO
ENERGY


uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contacts:

King Grant, Chief Financial Officer
(303) 483-0044



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